Exhibit 99.1

Federal Trust Corporation Announces Fourth Quarter Dividend

          SANFORD, Fla., Oct. 31 /PRNewswire-FirstCall/ -- James V. Suskiewich, President and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced today that the Board of Directors approved the payment of a $.04 per share quarterly cash dividend on the Company’s common stock. The dividend will be paid to stockholders of record on November 14, 2005, and will be distributed on November 29, 2005. Chairman Suskiewich noted, “We are on track with our business and dividend plans for 2005. While our third quarter earnings were not up to our past performance, we believe this was an isolated occurrence and that 2005 will be a good year for our Company.  We are continuing to build our Central Florida franchise and increase our shareholder value, which includes increasing our quarterly dividend payout.”

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $713 million federally-chartered, FDIC-insured savings bank.  Federal Trust Bank operates from six full-service offices in Florida that are located in Orange, Seminole and Volusia Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida.  The Company’s common stock is traded on the American Stock Exchange under the symbol “FDT.”

          Press Releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com .

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
    -0-                             10/31/2005
    /CONTACT:  Marcia Zdanys, Corporate Secretary, Investor Relations, Federal
Trust Corporation, +1-407-323-1833/
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    /Web site:  http://www.federaltrust.com /
    (FDT)